Exhibit 99.1

Media Contacts	Investor Contacts
Synovus, Lee Underwood, 706.644.0528	Synovus, Steve Adams, 706.641.6462
FCB, Matthew Paluch, 305.668.5420

Synovus and FCB Set Shareholder Meeting Date of November 29, 2018

COLUMBUS, GA, and WESTON, FL, Oct. 15, 2018 — Synovus Financial Corp. (NYSE: SNV) and FCB Financial Holdings, Inc. (NYSE: FCB) today jointly announced that each company will hold a special meeting on November 29, 2018, for the companies’ respective shareholders to consider and vote on the proposals related to the definitive merger agreement, dated as of July 23, 2018, under which Synovus will acquire FCB Financial Holdings, Inc., owner of Florida Community Bank, Florida’s largest community bank. The boards of directors of Synovus and FCB have each set October 24, 2018, as the record date for their respective special meetings.

The Synovus shareholder meeting will be held at 10:00 a.m. at Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia 31901.

The FCB shareholder meeting will be held at 10:00 a.m. at the offices of Kramer Levin Naftalis & Frankel LLP at 1177 Avenue of the Americas, New York, New York 10036.

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $32 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services through 249 branches in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, was named one of American Banker’s “Best Banks to Work For” in 2018 and has been recognized as one of the country’s 10 “Most Reputable Banks” by American Banker and the Reputation Institute for four consecutive years. Synovus is on the web at synovus.com, and on Twitter, Facebook, LinkedIn, and Instagram.

FCB Financial Holdings, Inc. is the largest community banking company and the second largest Florida-based independent bank, and among the most highly capitalized banks in the state. Recently, FCB was ranked #8 among Forbes’ “Best Banks in America,” marking the second consecutive year FCB was included among the publication’s top 10 leading U.S. banks. FCB was also awarded a five-star rating from Bauer Financial™, FCB assets are more than $12 billion, with capital ratios that exceed regulatory standards. Since its founding in 2010, FCB has been steadfast in its commitment to delivering personalized service, innovation, and products and services equal to those offered by the national banks. Similarly, FCB recognizes the importance of community, fostering a corporate culture that promotes employee volunteerism at all levels, while supporting community-based programs and partnerships that help promote greater financial independence and improved quality of life for families. FCB serves individuals, businesses and communities across the state with 50 full-service banking centers from east to west, and from Daytona Beach to Miami-Dade. For more information, visit FloridaCommunityBank.com. Equal Housing Lender, Member FDIC.

Important Additional Information and Where to Find It
This communication is being made in respect of the proposed merger transaction between Synovus and FCB. In connection with the proposed merger, Synovus filed with the SEC a Registration Statement on Form S-4 that includes the preliminary Joint Proxy Statement of Synovus and FCB and Prospectus of Synovus, as well as other relevant documents regarding the proposed transaction. A definitive Joint Proxy Statement/Prospectus will also be sent to Synovus shareholders and FCB stockholders. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about Synovus and FCB, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Synovus at http://investor.synovus.com/Docs or from FCB Financial at FloridaCommunityBank.com. Copies of the Joint Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Synovus Investor Relations at Investor Relations, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, P.O. Box 120, Columbus, GA 31901, by calling (888) SYNOVUS, or by sending an e-mail to steveadams@synovus.com or by directing a request to FCB Investor Relations at 2500 Weston Road, Suite 300, Weston, Florida 33331, by calling (954) 984-3313, or by sending an e-mail to IR@fcb1923.com.

Synovus and FCB and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Synovus shareholders and FCB stockholders in respect of the transaction described in the Joint Proxy Statement/Prospectus. Information regarding Synovus’ directors and executive officers is contained in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2017 and its Proxy Statement on Schedule 14A, dated March 16, 2018, which are filed with the SEC. Information regarding FCB’s directors and executive officers is contained in FCB’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Proxy Statement on Schedule 14A, dated April 4, 2018, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the proposed merger. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Synovus’ and FCB’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in Synovus’ and FCB’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate any definitive merger agreement between Synovus and FCB; the outcome of any legal proceedings that may be instituted against Synovus or FCB; the ability to obtain regulatory approvals and meet other closing conditions to the merger, including the risk that approval by Synovus shareholders and FCB stockholders is not obtained and the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; difficulties and delays in integrating the FCB business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of Synovus’ products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.